Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. REPORTS FIRST QUARTER 2005 RESULTS

Company Committed to Driving Higher Same-Store Sales

Growth for the Balance of 2005

GLENDALE, Calif., April 28, 2005 — IHOP Corp. (NYSE: IHP) today announced results for its first quarter ended March 31, 2005.  The Company reported that its net income decreased from $10.9 million in the first quarter 2004 to $10.1 million in the first quarter 2005, or 7.7%.  As a result of share repurchases, the Company’s diluted net income per share remained $0.50, the same as in the first quarter 2004.

Julia A. Stewart, IHOP’s President and Chief Executive Officer, said, “This decrease in net income resulted from modest same-store sales growth of 0.6%, which was not enough to offset expected increases in General & Administrative spending during the first quarter 2005.  Our commitment is to keep G&A growth at a modest level this year to improve IHOP’s financial leverage as revenue is expected to grow faster than G&A.  In this regard, we expect G&A to moderate over the balance of the year, while we experience the benefit of stronger anticipated sales for the remainder of 2005.  With several positive sales catalysts set to work in our favor, we remain confident of reaching our goal of producing 2% to 4% same-store sales growth in 2005.”

System-wide sales increased 4.9% in the first quarter 2005 versus the same quarter in 2004.  This sales increase is primarily the result of growth in the number of total effective franchise restaurants during these periods.  Total effective franchise restaurants grew by 5.6% in the first quarter 2005 versus the first quarter last year.

Cash Flows from Operating Activities decreased in the first quarter 2005 to $14.9 million compared to $20.3 million in the same quarter in 2004.  Capital expenditures were reduced from $4.3 million in the first quarter 2004 to $1.2 million in the first quarter this year, reflecting investment in the development of IHOP’s Company market in Cincinnati, Ohio, as well as continued support of Information Technology initiatives.

Performance Highlights

The following are key business highlights for the first quarter 2005 resulting from IHOP’s three primary strategic objectives: Energize the Brand, Improve Operations Performance and Maximize Franchise Development.

•                  Energize the Brand:  Supported by IHOP’s Fruit Pocket Pancakes and Stuffed Crepes national product promotions, system-wide same-store sales increased by 0.6% in the first quarter 2005.  Same-store sales comparisons were impacted by reduced traffic levels.  Among other reasons, traffic performance reflected the timing of IHOP’s historically strong New Year’s holiday, which was included in the fourth quarter 2004 results due to the effect of a 53rd operating week in fiscal 2004.  While the benefit of the Easter holiday was included

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in the Company’s first quarter 2005 same-stores sales results, it was not enough to offset the negative impact of the absence of the New Year’s holiday in its sales comparison for the quarter.  Looking ahead, IHOP will employ several strategic initiatives to support improved same-store sales growth and promote a healthier balance between guest check increases and increased traffic levels.  These initiatives include the addition of a fourth flight of national advertising, the system-wide roll out of an enhanced menu in May 2005, the remodeling of 225 to 250 IHOP restaurants in 2005, the system-wide introduction of a gift card program in September 2005, as well as a promising line up of promotional offerings slated for the balance of 2005.

•                  Improve Operations Performance:  The Company evaluates each franchise operator on an “A” through “F” scale based on a range of objective criteria including Mystery Shop reports, operational assessments, participation in training programs, and the maintenance of required management infrastructure.  At the end of the first quarter 2005, 76% of IHOP’s franchisees were rated an “A” or a “B” based on this rating system.  This reflects an improvement from 60% of IHOP’s franchisees rated as “A” or “B” operators in the first quarter 2004.  Additionally, the number of “C” operators was reduced by nearly 50% as compared to the first quarter 2004.  Operations improvement at the individual restaurant level continues to be a key focus for IHOP’s Operations group in 2005.

•                  Maximize Franchise Development:  During the first quarter 2005, IHOP franchisees and its area licensee opened 12 new IHOP restaurants, compared to only five restaurants in the same quarter last year.  IHOP also continued to build its pipeline of franchise development commitments with additional Multi-Store and Single-Store Development Agreements secured in the first quarter 2005 for its franchisees to build 63 new IHOP restaurants over the next ten years.  As of the end of the first quarter 2005, the Company’s franchise pipeline included signed or optioned commitments to develop a total of 317 new IHOP restaurants over the next 11 years.  Currently, IHOP is finalizing legal agreements for additional franchise development, which could add up to 51 more IHOP restaurants to its development pipeline.

2005 Guidance Reiterated

IHOP reiterated its 2005 performance guidance and expects diluted net income per share for 2005 to range between $2.02 and $2.12.  The Company’s earning performance outlook is based on IHOP’s expectation that it will see positive same-store sales growth within the range of 2% to 4% in 2005, and the addition of a total of 62 to 72 new restaurants to the IHOP system this year.

G&A expenses are expected to be within the range of $61 million to $63 million in 2005.  IHOP expects to keep G&A growth moderate as the Company works to improve its financial leverage.  The Company’s G&A spending will focus on initiatives designed to support same-store sales growth, enhance the IHOP brand and drive operational improvements throughout the IHOP system.

IHOP expects to generate between $55 million and $65 million in Cash Flows from Operating Activities in 2005, while principal receipts from note and equipment contracts receivables are expected to be within the range of $15 million to $20 million.  These two combined sources of cash are expected to generate between $70 million and $85 million in 2005.  Capital expenditures are expected to be within the range of $11 million to $13 million in 2005.

Investor Call Today

IHOP will host an investor conference call to discuss its first quarter 2005 results today, Thursday, April 28, 2005 at 10:00 a.m. ET (7:00 a.m. PT).   To participate on the call, please dial 800-798-2884 and reference pass code 23813395.  A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Conference Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through Thursday, May 5, 2005 by dialing 888-286-8010 and referencing pass code 59990949.  An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering more than 16 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of March 31, 2005, the end of IHOP’s first quarter, there were 1,198 IHOP restaurants in 48 states and Canada.  IHOP Corp. common stock is listed and traded on the New York Stock Exchange under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues
Franchise revenues	$40,897	$39,129
Rental income	33,038	32,392
Company restaurant sales	3,986	10,555
Financing revenues	7,902	9,808
Total revenues	85,823	91,884
Costs and Expenses
Franchise expenses	19,455	18,298
Rental expenses	24,683	23,420
Company restaurant expenses	4,806	11,956
Financing expenses	3,361	5,213
General and administrative expenses	15,563	13,635
Other expense, net	1,571	735
Impairment and closure charges	54	1,171
Total costs and expenses	69,493	74,428
Income before income taxes	16,330	17,456
Provision for income taxes	6,255	6,546
Net income	$10,075	$10,910
Net Income Per Share
Basic	$0.50	$0.51
Diluted	$0.50	$0.50
Weighted Average Shares Outstanding
Basic	19,991	21,406
Diluted	20,213	21,613
Dividends Declared Per Share	$0.25	$0.25
Dividends Paid Per Share	$0.25	$0.25

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DATA

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Restaurant Data
Effective restaurants(a)
Franchise	1,034	979
Company	8	41
Area license	148	144
Total	1,190	1,164
System-wide(b)
Sales percentage change(c)	4.9%	12.4%
Same-store sales percentage change(d)	0.6%	7.1%
Franchise
Sales percentage change(c)	5.9%	15.7%
Same-store sales percentage change(d)	0.6%	6.8%
Company
Sales percentage change(c)	(62.2)%	(46.4)%
Same-store sales percentage change(d)	3.3%	10.8%
Area License
Sales percentage change(c)	11.4%	12.4%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)                                 System-wide sales are retail sales of IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company.  Sales of restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)                                 “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)                                “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period,  for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period.  Same-store sales percentage change does not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Restaurant Development Activity
Beginning of period	1,186	1,165
New openings
Company-developed	2	1
Franchisee-developed	11	2
Area license	1	3
Total new openings	14	6
Closings
Company and franchise	(2)	(7)
Area license	—	—
End of period	1,198	1,164
Summary-end of period
Franchise	1,041	988
Company	8	31
Area license	149	145
Total	1,198	1,164
Restaurant Franchising Activity
Company-developed	3	2
Franchisee-developed	11	2
Rehabilitated and refranchised	3	9
Total restaurants franchised	17	13
Reacquired by the Company	(2)	—
Closed	(2)	(4)
Net addition	13	9

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
Current assets	$116,526	$106,614
Property and equipment, net	323,711	326,848
Long-term receivables:
Notes receivable	38,029	39,841
Equipment leases receivable	171,866	172,927
Direct financing leases receivable	123,965	124,410
Other long-term assets	54,197	51,037
Total assets	$828,294	$821,677
Current liabilities	$50,760	$50,353
Long-term debt	133,256	133,768
Other long-term liabilities	298,442	297,792
Stockholders’ equity	345,836	339,764
Total liabilities and stockholders’ equity	$828,294	$821,677

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities
Net income	$10,075	$10,910
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	4,914	4,715
Impairment and closure charges	54	1,171
Changes in current assets and liabilities	(120)	3,428
Other	4	38
Cash flows provided by operating activities	14,927	20,262
Cash flows from investing activities
Additions to property and equipment	(1,163)	(4,326)
Purchase and redemption of marketable securities, net	8,192	(7,923)
Proceeds from sale of land and building	890	1,472
Principal receipts from long-term receivables	4,878	5,727
Other	(1,228)	(480)
Cash flows provided by (used in) investing activities	11,569	(5,530)
Cash flows from financing activities
Dividends paid	(4,992)	(5,351)
Purchase of treasury stock	(2,193)	(4,171)
Other	797	(724)
Cash flows used in financing activities	(6,388)	(10,246)
Net change in cash and cash equivalents	20,108	4,486
Cash and cash equivalents at beginning of period	44,031	27,996
Cash and cash equivalents at end of period	$64,139	$32,482